PURCHASE AND SALE WITH CONTINUING
                       TRADEMARK LICENSE AGREEMENT
                         WITH REPURCHASE RIGHTS

     THIS AGREEMENT is made and entered into effective as of the 15th day of March, 1995, by and between TCBY Systems, Inc., a corporation having its principal place of business at 1100 TCBY Tower, 425 West Capitol Avenue, Little Rock, Arkansas, 72201, United States of America (herein "SELLER") and Mid-America Dairymen, Inc., a Kansas corporation, having its principal place of business at 3253 East Chestnut Expressway, Springfield, Missouri 65802 (herein "PURCHASER"), wherein the parties, in exchange for the mutual covenants, consideration, representations, and warranties herein set forth, do agree as follows:

                             I.  ___________           Definitions

1.00  "Annual" shall mean the period April 1 through March 31.

1.01 "Assets" shall mean the business operations of SELLER as such pertain to the Inventory on hand and Licensed Products. Specifically included in the definition of "Assets" are all slotting, promotional, distribution, and warehousing fees and costs paid by SELLER pertaining to the Inventory on hand and the Licensed Products prior to the Transfer and Closing Date, all lists of customers, brokers, and distributors of and for the Licensed Products, all existing rights and privileges to sell the Licensed Products in the Territory, and future rights (during the term fixed in this Agreement) to sell the Licensed Products together with new products to be developed by PURCHASER in the futur e for sale within the Territory.

1.02 "Facility" shall mean t he physical plant as selected by PURCHASER and agreed to by SELLER which agreement shall not unreasonably be withheld at which Licensed Operations shall be undertaken, as appropriate for the context in which used herein.

1.03 "Inventory" shall mean all products, materials, ingredients, supplies, and goods (as such are applicable) used in the Licensed Operations and the packaging and shipping thereof or finished Licensed Products on hand as of the date of this Agreement, as appropriate for the context in which used herein.

1.04 "Licensed Operations" shall mean the actual processing, assembling, manufacturing, or marketing of the Licensed Products of PURCHASER.

1.05 "Licensed Products" shall mean refrigerated or shelf stable dairy products bearing the Marks as listed on Exhibit "A", hereto attached, produced, assembled, manufactured or marketed by PURCHASER. This Agreement shall be deemed a single agreement governing all the Licensed Products notwithstanding the fact that various Licensed Products may be listed on different versions of Exhibit "A" which may from time to time be agreed upon by the parties subsequent to the date of this Agreement.
1.06 "Marks" shall mean the trademarks and tradenames used by SELLER or any affiliate of SELLER to identify the Licensed Products.

1.07 "Territory" shall mean the fifty (50) States of the United States of America and the District of Columbia.

1.08  "Transfer and Closing Date" shall mean April 1, 1995.

                        II.  ____________________     Sale and Appointment

2.01 SELLER hereby sells to PURCHASER, upon the terms and conditions set forth in this Agreement, the Assets and the exclusive right and license (the "License") to process, assemble, manufacture or market the Licensed Products and to sell them to whomever PURCHASER shall select within the Territory.

2.02 Neither during the term of the License granted pursuant to this Agreement nor after its termination shall PURCHASER, without SELLER's prior written consent or direction, either establish any line of
distribution for t    he Licensed Products  or knowingly  sell any  Licensed
Product outside the Territory.

2.03 PURCHASER expressly acknowledges and agrees that the License herein set forth relates solely to the right to process, assemble, manufacture, or market and then sell the Licensed Products in the Territory, and that the grant of rights herein set forth is expressly subject to the conditions and limitations set forth in this Agreement.

2.04 PURCHASER expressly acknowledges and agrees that a precondition to commencement of Licensed Operations with respect to any particular newly developed product by PURCHASER (but excluding products set forth in Exhibit A) shall be SELLER's written authorization to commence.

                 III.  ___________________  Time and Manner of Consummation;
                     ______________________Duration of Licensed Operations
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3.01  The closing of the  purchase and sale transaction herein set  forth shall occur on the Transfer and Closing Date, unless the parties shall mutually agree upon an alternative date. The transfer of assets shall become effective immediately upon the Transfer and Closing Date, but the parties acknowledge and agree that a reasonable period of time, extending no later than November 30, 1995, following the Transfer and Closing Date may be required for an orderly transition of the Assets from SELLER to PURCHASER.

3.02  The term of the  Licensed Operations under this Agreement shall  be
for fifteen (15)  years from  the Transfer and  Closing Date.   Under  no
circumstances shall    the term hereof  extend beyond the  fifteenth (15th)
anniversary of the Transfer and Closing Date, unless formally renewed as provided in this Section. Provided no default by PURCHASER has occurred
hereunder,  and  provided  further  that  this  Agreement  is   otherwise
continuing in full force and effect as of the fourteenth (14th)





































         MID-AMERICA.PASA.4th






anniversary hereof, then PURCHASER shall have the right to extend the term hereof for an additional ten (10) years upon giving SELLER written notice thereof at any time between the thirteenth (13th) and fourteenth
(14th) anniversary hereof.

3.03 The parties acknowledge and agree that they are currently in a post-term relationship under that certain Co-Packing Agreement made and entered into by them effective as of December 1, 1992, and which ended November 30, 1994. Both parties agree to diligently and in good faith work to arrange for a smooth transition from the prior relationship to the one contemplated by the closing of the transaction contemplated in this Agreement. Subsumed within the foregoing, and not by way of limitation, the parties shall cooperate in:

          (A) The announcement of this transaction, to the extent deemed necessary by either party;

          (B) Introductions of PURCHASER and joint announcements to key accounts;

          (C) The expeditious and orderly transfer of order-taking for the Licensed Products;

          (D)  The expeditious and orderly transfer of books and records;
and

          (E)  The   introduction   of    PURCHASER   to    distributors,
warehousemen, and  brokers currently  involved in  the sale  of  Licensed
Products.

3.04 Both parties represent to the other that all necessary authority and power to enter into this Agreement, as may be required for either of them by their respective Charters, Bylaws, or Boards of Directors, has
been obtained for itself.   Both parties further  represent to the  other
tha t all costs in connection with entering into this Agreement have been or will be paid by the party incurring the cost, and it is understood and agreed that each party shall bear its own costs in connection with the entering into and performance under this Agreement.


                IV.  _________________  Time and Manner of Payments and Fees

4.01 In partial consideration for the Assets, PURCHASER agrees to pay SELLER as follows:

          (A) The sum of Two Million Dollars ($2,000,000), in the following manner:

               (i) PURCHASER's first installment shall be paid to SELLER on April 1, 1995, in the amount of One Million, Two Hundred Thousand Dollars ($1,200,000), less the cost of saleable Inventory on hand, determined pursuant to Section 4.04 of this Agreement;


         MID-AMERICA.PASA.4th






               (ii) Starting on April 1, 1997, the sum of Eight Hundred Thousand Dollars ($800,000) in four equal quarterly payments (four payments of $200,000 each), provided the cost of saleable Inventory deducted from the first installment, set forth in Section 4.01 (A)(i) above, shall be divided by four and added to each of the quarterly payments starting with the April 1, 1997, payment; and

          (B) Commencing on the Transfer and Closing Date, and payable quarterly over each calendar quarter starting with the quarter ending June 30, 1995, PURCHASER shall pay SELLER with reference to the amount of Licensed Products sold by PURCHASER, at a rate of Seven Cents per Pound (7r /lb.) of Licensed Products sold, until One Hundred Fifty Million
Pounds (150,000,000 lbs.)  are sold  by PURCHASER.   PURCHASER agrees  to
sell a Annual Minimum Volume ("Minimum Volume") of Fifteen Million Pounds (15,000,000 lbs.) of Licensed Products during the initial term of this Agreement.

4.02 After PURCHASER has sold One Hundred Fifty Million Pounds (150,000,000 lbs.) of Licensed Products, PURCHASER shall pay to SELLER, in partial consideration for the  rights granted hereunder, a  recurring,
quarterly, nonrefundable royalty  of Seven  Cents per  Pound (7 r    /lb.) of
Licensed Products sold by PURCHASER. PURCHASER agrees to sell a minimum annual volume of Fifteen Million Pounds (15,000,000 lbs.) of Licensed Products.

4.03   Following the  complete payment  for the  Assets as  set forth  in
Section 4.01 of  this Agreement,  PURCHASER shall  establish a  marketing
fund to be used  in support of  sales of the  Licensed Products.   SELLER
shall quarterly pay into this marketing fund at a rate of Two Cents per Pound (2r /lb.) of Licensed Products sold during the previous quarter
pursuant   to this Agreement, and PURCHASER  shall be entitled to use  this
fund for  the promotions  and marketing  of the  Licensed Products.    In
undertaking these marketing fund expenditures, PURCHASER shall seek SELLER's opinions and advice on a continuing basis; however, under no
circumstances  shall   PURCHASER  use   any  marketing   device,   media,
advertisement, or related material in support of the Licensed Products without first obtaining SELLER's written approval; PURCHASER acknowledges and agrees that the need to obtain SELLER's prior written permission for use of any marketing materials in connection with the Licensed Products shall be continuing.

4.04 As of the Transfer and Closing Date, an accounting of the Inventory on hand will be made or caused to be made jointly by SELLER and
PURCHASER, and results thereof shall be furnished to PURCHASER. PURCHASER shall purchase all saleable Inventory at a price equal to PURCHASER's invoice price to SELLER and inbound freight to the warehouse for such Inventory. PURCHASER shall pay this amount to SELLER within ten
(10) days of presentation of the accounting results to PURCHASER, and PURCHASER shall be entitled to offset against the amount any outstanding invoice amounts due from SELLER prior to the Transfer and Closing Date.

4.05 Upon the commencement of the renewal term of this Agreement, if such should occur, the Annual Minimum Volume of PURCHASER's required

         MID-AMERICA.PASA.4th






sales of Licensed Products, and concomitant liability for any shortfall in any year of the renewal term, shall be adjusted upward to equal the




















































         MID-AMERICA.PASA.4th






average Annual Minimum Volume of PURCHASER's sales of Licensed Products over the last three (3) years of the initial term of this Agreement. That average shall then become the Annual minimum volume of PURCHASER's required sales of Licensed Products for the duration of the renewal term. Under no circumstances shall said Annual volume requirement decline below Fifteen Million Pounds (15,000,000 lbs.).

4.06 Upon the commencement of the renewal term of this Agreement, if such should occur, the royalty rate payable by PURCHASER to SELLER hereunder shall be adjusted by agreement of the parties, provided that it shall not under any circumstances be less than Five Cents per Pound (5r/lb.) nor greater than Nine Cents per Pound (9r/lb.).

4.07 All payments hereunder or by virtue of this Agreement shall be made at SELLER's address first above written or such bank as SELLER shall designate, in currency of the United States of America.

4.08 All payments hereunder shall be calculated quarterly with calendar quarters ending as stated above, and paid to and received by SELLER on or before the twentieth (20th) day following such quarter end. To the extent necessary, and after commencement of royalty payments, any shortfall from the annual minimum royalty shall be paid with every fourth quarterly payment starting with the fourth quarterly payment due following commencement of royalty payments, unless other method of cure has been selected.

                         V.  ________________      Duties of PURCHASER

5.01 PURCHASER understands and acknowledges that every detail of Licensed Operations is important to SELLER, and in order to maintain the high standards associated with the Marks, to increase the demand for the Licensed Products in the Territory, and to protect SELLER's reputation and goodwill, PURCHASER undertakes to fully cooperate with SELLER in every practical and reasonable manner throughout the term of this Agreement. This general statement of intent shall not limit in any manner other duties and obligations imposed upon or undertaken by PURCHASER by or under this Agreement.

5.02 PURCHASER shall operate the Facility in conformity with such uniform methods, standards and specifications as industry standards may require, as applicable governmental authorities may require, to ensure that the highest degree of quality is uniformly maintained.

5.03 PURCHASER shall permit SELLER or its agents, at any reasonable time during Licensed Operations, to enter the Facility for the purpose of conducting inspections and, at SELLER's option, to remove from the Facility samples of any Inventory items in amounts reasonably necessary for testing by SELLER or its designee, to determine whether said samples meet SELLER's standards and specifications.



                               VI.  _____        Marks

         MID-AMERICA.PASA.4th







6.01  SELLER represents with respect to the Marks that:

          (A) SELLER or TCBY Enterprises, Inc., the parent corporation of SELLER, is the owner of all right, title, and interest in and to the Marks; and

          (B) SELLER has taken and will take all steps reasonably necessary to preserve and protect the ownership and validity in and of the Marks.

6.02 With respect to PURCHASER's authorized use of the Marks pursuant to this Agreement, PURCHASER agrees that:

          (A) In the packaging, marketing, and advertising of the Licensed Products PURCHASER shall use only the Marks designated by SELLER in writing and shall use them only in the manner authorized and permitted by SELLER in writing;

          (B) PURCHASER shall use the Marks only for Licensed Operations licensed hereunder at the Facility;

          (C) PURCHASER's right to use the Marks is limited to such uses as are authorized under this Agreement, and any unauthor ized use thereof shall constitute an infringement of SELLER's rights;

          (D) PURCHASER shall not use the Marks to incur any obligation or indebtedness on behalf of SELLER;

          (E) PURCHASER shall not use the Marks as part of any corporate or other legal name;

          (F) PURCHASER shall comply with any of SELLER's instructions in executing documents deemed necessary by SELLER or its counsel to obtain protection for SELLER for the Marks or to maintain for SELLER their continued validity and enforceability; and

          (G) In the event that litigation involving the Marks is instituted or threatened against PURCHASER, PURCHASER shall promptly
notif    y SELLER and  shall cooperate  fully in defending  or settling  such litigation, all at SELLER's expense provided PURCHASER shall not incur any such expense without SELLER's permission.




6.03  PURCHASER expressly understands, acknowledges, and agrees that:

          (A) To the best of PURCHASER's knowledge, SELLER is the owner of all right, title and interest in and to the Marks and the goodwill associated with and symbolized by them;

          (B) To the best of PURCHASER's knowledge, the Marks are valid and serve to identify the Licensed Products;
         MID-AMERICA.PASA.4th







          (C) PURCHASER shall not directly or indirectly contest the validity or SELLER's ownership of the Marks;

          (D) PURCHASER's use of the Marks pursuant to this Agreement does not give PURCHASER any ownership interest or other interest in or to the Marks, except the license granted by this Agreement;

          (E) Any and all goodwill arising from PURCHASER's use of the Marks in the Licensed Operations shall inure solely and exclusively to SELLER's benefit, and upon expiration or termination of this Agreement or the license herein granted, no monetary amount shall be assigned as attributable to any goodwill associated with PURCHASER's use of the Marks;

          (F) Subject to Article II of this Agreement, the right to use the Marks granted hereunder to PURCHASER is qualified, and SELLER thus has and retains the right, among others:

               (i) To develop and establish, other systems of distribution for other products or services, specifically excluding the Licensed Products within the Territory, utilizing the same or similar Marks; and

               (ii) To develop and establish, within and outside the Territory, other systems of distribution for products or services under any proprietary marks not now or hereafter designated in writing as part of the Licensed Products, and to grant licenses thereto without providing PURCHASER any right therein.

                     VII.  _________________   Confidential Information

7.01 PURCHASER shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of any other person, persons, partnership, association, or corporation any confidential information, knowledge, or know-how concerning the methods of operation of SELLER which may be communicated to PURCHASER or of which PURCHASER may be apprised by virtue of PURCHASER's operations under the terms of this Agreement. PURCHASER shall divulge such confidential information only to such of its employees or its subcontractors as must have access to it in order to operate the Facility and produce, assemble, manufacture, or market the Licensed Products. Any and all information, knowledge, know-how, and techniques which SELLER conveys to PURCHASER shall be deemed confidential for purposes of this Agreement, except information which PURCHASER can demonstrate came to its attention prior to disclosure thereof by SELLER, or which, at the time of disclosure by SELLER to PURCHASER, had become a part of the public domain, through publication or communication by others, or which, after disclosure to PURCHASER by SELLER, becomes a part of the public domain, through publication or communication by others who had independent lawful rights to so disclose.

7.02 PURCHASER acknowledges that any failure to comply with the requirements of this Article will cause SELLER irreparable injury, and
         MID-AMERICA.PASA.4th






PURCHASER, if it is established by a court of competent jurisdiction that PURCHASER has violated the terms and conditions of this Agreement, agrees to pay all court costs and reasonable attorneys' fees incurred by SELLER in obtaining specific performance of, or an injunction against violation of, the requirements of this Article.

                      VIII.  ______________________  Accounting and Records

8.01 PURCHASER agrees to maintain and preserve, during the term of this Agreement and for a period of three (3) years thereafter, full, complete
and     accurate books,  records and  accounts in  accordance with  generally accepted accounting principles.

8.02 PURCHASER agrees to furnish on a quarterly basis sales reports and remittance reports for purposes of payment verification. PURCHASER agrees if SELLER discovers by any means that sales of Licensed Products reported to SELLER by PURCHASER are understated for any year by one percent (1%) or more, then PURCHASER shall immediately pay all amounts payable on the unreported sales of Licensed Products.

8.03 SELLER shall have the right at any time during normal business hours to examine or audit, or cause to be examined or audited, the business records of PURCHASER which pertain to or would substantiate the weekly sales and remittance reports furnished pursuant to this Article
VIII. PURCHASER shall fully cooperate with SELLER in the conduct of any such examination or audit.

                             IX.  _________     Insurance

9.01  PURCHASER  shall  procure,  prior   to  commencement  of   Licensed
Operations, and maintain in full force and effect during the term of this Agreement, and any renewal hereof, at PURCHASER's expense, an insurance policy or policies protecting PURCHASER, SELLER, and TCBY Enterprises,
Inc.,   against any  loss,  liability or  expense whatsoever  from  fire, lightning, personal injury, death, theft, vandalism, malicious mischief, property damage, the perils included in the extended coverage endorsement approved for use in the United States of America, or otherwise, arising or occurring upon or in connection with Licensed Operations, or by reason
of the   construction, operation or occupancy of  the Facility, as well as such other insurance applicable to such other special risks created by PURCHASER's affiliated businesses, if any, as SELLER may reasonably
require for its    own and PURCHASER's  protection.  PURCHASER  shall cause
SELLER to be designated an additional named insured in such policy or policies.

9.02 Such insurance policy or policies shall provide, at a minimum comprehensive general liability insurance, including p roducts liability coverage to the extent such may apply, with a combination of primary and excess coverage limits of not less than Ten Million Dollars ($10,000,000).

9.03 PURCHASER's obligation to obtain and maintain the foregoing policy or policies in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by SELLER, nor shall
         MID-AMERICA.PASA.4th






PURCHASER's performance of that obligation relieve it of liability under the indemnity provisions set forth in Paragraph 13.01 of this Agreement.

9.04 Upon the Transfer and Closing Date, certificates of insurance issued by an approved insurance company showing compliance with the foregoing requirements shall be furnished by PURCHASER to SELLER. The certification of insurance shall include a statement by the insurer that the policy or policies will not be cancelled or materially altered without at least sixty (60) days' prior written notice to SELLER. Evidence of commitments or binders for such insurance shall be submitted promptly to SELLER after execution of this Agreement.

9.05 Should PURCHASER, for any reason, fail to procure and maintain the insurance required by this Agreement, SELLER, upon reasonable notice to PURCHASER, shall have the right, in addition to any other rights it may have hereunder, at its option, to procure, upon reasonable notice to PURCHASER, such insurance and to charge the cost thereof to PURCHASER, which charges, together with a reasonable fee for SELLER's expenses in so acting, shall be payable by PURCHASER immediately upon notice of such procurement.

                  X.  ___________________Transferability and Assignability

10.01 This Agreement and the duties and obligation hereunder shall not be assigned by either party without the prior, written approval of the other, which shall not be unreasonably withheld. In the event of a request for approval of an assignment, grounds for withholding approval may include concerns as to the assignee's ability to perform under this
Agreement  or  the  retention  by   the  assignee  of  personnel  having
appropriate expertise, and these and other grounds for objection must first be satisfied to the satisfaction of the party withholding approval.

10.02 In the event of an assignment (but specifically excluding Facility subcontracting) in accordance with the provisions of Paragraph 10.01 above, the party requesting assignment shall pay the other the sum of Ten Thousand Dollars ($10,000) to defray all costs of due diligence in examining the proposed assignee.




          XI.  ___________ Default, Termination, and Obligations Thereupon

11.01 PURCHASER shall be deemed to be in default under this Agreement, and all rights granted herein shall automatically terminate without notice to PURCHASER if:

          (A) PURCHASER becomes insolvent or makes a general assignment for the benefit of creditors;

          (B) A petition in bankruptcy is filed by PURCHASER or such a petition is filed against and not opposed by PURCHASER;

          (C)  PURCHASER is adjudicated as bankrupt or insolvent;
         MID-AMERICA.PASA.4th







          (D) A bill in equity or other proceeding for the appointment of a receiver of PURCHASER or other custodian for PURCHASER's business or assets is filed or consented to by PURCHASER;

          (E) A receiver or other custodian (permanent or temporary) of PURCHASER's assets or property, or any part thereof, is appointed by any court of competent jurisdiction;

          (F) Proceedings for a composition of creditors under any law should be instituted by or against PURCHASER; or

          (G) A final judgment against PURCHASER remains unsatisfied or of record for thirty (30) days or longer (unless appropriate bond is filed) the effect of which, in the opinion of SELLER, is to substantially impair PURCHASER's ability to perform under this Agreement;

          (H)  PURCHASER is dissolved;

          (I) Execution is levied against t he Facility, PURCHASER's business, or PURCHASER's property the effect of which, in the opinion of SELLER, is to substantially impair PURCHASER's ability to perform hereunder and such impairment is not removed or stayed within ten (10) days of execution;

          (J) Suit to foreclose any lien or mortgage against the Facility or Inventory is instituted against PURCHASER and not dismissed or contested by litigation within thirty (30) days; or

          (K) The real or personal property of the Facility shall be sold after levy thereupon by any sheriff, marshal, constable or other officer acting on behalf of a court of competent jurisdiction.

11.02 PURCHASER shall be deemed to be in default and SELLER may, at its option, terminate all rights granted under this Agreement, without affording PURCHASER any opportunity to cure the default, effective immediately upon receipt of notice by PURCHASER, upon the occurrence of any of the following events:

          (A) If PURCHASER fails to commence and continue Licensed Operations upon the Transfer and Closing Date;

          (B) If PURCHASER becomes involved in any crime or offense that is reasonably likely, in the sole opinion of SELLER, to adversely affect the Marks, the goodwill associated therewith, SELLER's interest therein, or the Licensed Products;

          (C)  If PURCHASER purports to transfer any right or obligations
under this Agreement  or any  intere   st in PURCHASER  to any  third party
without SELLER's prior written consent, contrary to the terms of  Article
X of this Agreement;

          (D) If PURCHASER discloses or divulges to unauthorized persons confidential information provided to PURCHASER by SELLER;
         MID-AMERICA.PASA.4th







          (E) If PURCHASER knowingly maintains false books or records, or submits any false reports to SELLER;

          (F)  If PURCHASER is  in default  more than twice  in a  twelve
(12) month period after notice un der Paragraph 11.03 hereof for failure substantially to comply with any of the requirements imposed by this Agreement, whether or not cured after notice;

          (G) If this Agreement or any part of it is determined by a court or governmental agency of competent jurisdiction to be invalid or unenforceable under any applicable law, governmental regulation, or treaty.

11.03 Except as provided in paragraphs 11.01 and 11.02 of this Agreement, PURCHASER shall have thirty (30) days after its receipt from SELLER of a written notice of termination of rights within which to remedy any default hereunder and to provide evidence thereof to SELLER. If any such default is not cured within that time, or such longer period as applicable law may require, then this Agreement shall terminate without further notice to PURCHASER effective immediately upon the expiration of the thirty (30) day period or such longer period as applicable law may require. PURCHASER shall be in default hereunder for any failure to comply with any of the requirements imposed by this Agreement or to carry out the terms of this Agreement in good faith. Such defaults shall include, for example, but without limitation, the occurrence of any of the following events:

          (A) If PURCHASER fails, refuses, or neglects promptly to pay any monies owing to SELLER when due, or to submit the financial or other information required by SELLER under or pursuant to this Agreement;
          (B) If PURCHASER defaults in the performance or observance of any other agreement, term, or condition contained herein;

          (C)  If  PURCHASER  fails,  refuses,  or  neglects  to   obtain
SELLER's prior written approval or consent as required by this Agreement;

          (D) If PURCHASER engages in any business or markets any service or product under a name or mark which, in SELLER's opinion, is confusingly similar to the Marks;

          (E)  If PURC   HASER fails to  comply with the  in-term covenants
set forth in Article XII hereof or fails to obtain execution of the covenants required thereunder; or

          (F)  If PURCHASER misuses any unauthorized use of the Marks  or
otherwise  materially  impairs  the  goodwill  associated  therewith   or
SELLER's rights therein.

11.04 In the event PURCHASER fails to achieve Annual Minimum Volume sales of Licensed Products, as set forth in Article IV of this Agreement, PURCHASER shall have the right to elect one of the following three (3) remedies:

         MID-AMERICA.PASA.4th






          (A) PURCHASER shall pay SELLER at the rate of Seven Cents per Pound (7r/lb.) for the shortfall from the Annual Minimum Volume;

          (B) The shortfall then realized shall be added to the next Annual Minimum Volume amount, provided this may not occur in successive years; or

          (C) The Agreement shall be terminated; in such event, SELLER shall repurchase the Assets for a purchase price equal to the unpaid balance of payments (excluding the first installment due pursuant to Section 4.01(A). above) due from PURCHASER pursuant to Section 4.01(B).

11.05 Upon termination of PURCHASER's rights under this Agreement or expiration of this Agreement (or any renewal or extension hereof), all rights granted hereunder to PURCHASER shall forthwith terminate, and:

          (A) PURCHASER shall immediately cease the Licensed Operations licensed under this Agreement, and shall not thereafter, directly or indirectly, represent to the public or hold itself out as present or former PURCHASER of SELLER;

          (B) PURCHASER shall immediately and permanently cease to use, in any manner whatsoever, all Marks and distinctive forms, slogans, symbols, and devices associated with the Licensed Products; in particular, PURCHASER shall cease to use, without limitation, all paper goods, stationery, forms, and any other articles which display the Marks;

          (C) PURCHASER shall take such action as may be necessary to cancel any

























         MID-AMERICA.PASA.4th






assumed name, user, or equivalent registration belonging to or controlled by PURCHASER which contains the Marks, and shall furnish SELLER with evidence satisfactory to SELLER of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement;

          (D) PURCHASER shall not use any reproduction, counterfeit, copy, or colorable imitation of the Marks in any business or the promotion thereof, which is likely to cause confusion, mistake, or deception, or which is likely to dilute SELLER's rights in and to the Marks, and further agrees not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with SELLER constituting unfair competition;

          (E) PURCHASER, if it is established by a court of competent jurisdiction that PURCHASER has violated the terms and conditions of this Agreement, shall pay to SELLER all damages, costs, and expenses, including reasonable attorneys' fees, incurred by SELLER subsequent to the termination or expiration of this Agreement in obtaining injunctive or other relief for the enforcement of any provisions of this paragraph;

          (F) PURCHASER shall comply with certain covenants as set forth in Paragraph 12.01 of this Agreement;

          (G) SELLER shall not, upon termination of this Agreement for any reason, be liable to PURCHASER for compensation, reimbursement or damages of any kind due to the loss of prospective profits on anticipated
sales or  due to  expenditures, inve   stments, leases,  or commitments  in
connection with the business or goodwill of PURCHASER; and

          (H) SELLER shall have the absolute right to purchase all Inventory and Licensed Products on hand at the Facility or controlled by PURCHASER at PURCHASER's cost; SELLER shall have ten (10) days to notify
P   URCHASER of its exercise  of such right to  purchase hereunder and  upon such notice SELLER shall promptly and diligently effect such purchase, but in the event SELLER fails to so notify PURCHASER such right to purchase shall lapse. In the event SELLER does not purchase the Licensed Products, in whole or in part, then PURCHASER shall have the right to dispose of all Licensed Products on hand, provided such is accomplished within forty (40) days of the date of termination.


                         XII.  _______________   Certain Covenants

12.01 PURCHASER specifically acknowledges that pursuant to this Agreement, PURCHASER will receive valuable specialized training and confidential information, including, without limitation, information regarding the sales, promotional and marketing methods and techniques of SELLER. PURCHASER covenants that, during the term of this Agreement, except as otherwise approved in writing by SELLER, PURCHASER shall not, either directly or indirectly, for itself, or through, on




         MID-AMERICA.PASA.4th






behalf of, or in conjunction with any person, persons, partnership, or corporation, or other legal entity:

          (A)  Divert or attempt  to divert any  business or customer  of
SELLER, SELLER's affiliates, or any purchaser, franchisee or subfranchisee of SELLER or any affiliate thereof to any competitor by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with SELLER's Marks and the Licensed Products; or

          (B) Employ or seek to employ any key person who is at that time employed by SELLER, or otherwise directly or indirectly induce such person to leave his or her employment.

12.02 PURCHASER covenants that, for a continuous uninterrupted period commencing upon the expiration or termination of this Agreement, regardless of the cause for termination, and continuing for three (3) years thereafter, PURCHASER will observe and honor the covenants stated in the immediately foregoing paragraph of this Agreement.

12   .03  The parties  agree that each of  the foregoing covenants shall  be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Article XII is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which SELLER is a party, PURCHASER expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Article XII.

12.04 PURCHASER understands and acknowledges that SELLER shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in this Article XII, or any portion thereof, without PURCHASER's consent, effective immediately upon receipt by PURCHASER of written notice thereof, and PURCHASER agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Paragraph 13.04 of this Agreement pertaining to amendments.

12.05 PURCHASER acknowledges that PURCHASER's violation of the terms of this Article XII would result in irreparable injury to SELLER for which no adequate remedy at law may be available, and PURCHASER accordingly consents to the issuance of an injunction prohibiting any conduct by PURCHASER in violation of the terms of this Article XII. PURCHASER, if it is established by a court of competent jurisdiction that PURCHASER has violated the terms and conditions of this Agreement, agrees to pay all costs and expenses (including reasonable attorneys' fees) incurred by SELLER in connection with obtaining such injunction.



                     XIII. ___________________Miscellaneous Provisions


         MID-AMERICA.PASA.4th






13.01 It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that PURCHASER shall be an independent contractor, and that nothing in this
Agreement  is   intended  to   constitute  PURCHASER   an  agent,    legal
representative, subsidiary, joint venturer, partner, employee or servant of SELLER for any purpose whatsoever. PURCHASER is in no way authorized
by  this  Agreement  to  make   any  contract,  agreement,  warranty   or
representation, or to create any obligation, express or implied, on behalf of SELLER, and shall neither represent that PURCHASER has the
right so to  act nor  so act.   SELLER shall  hold PURCHASER  out to  the
public to be an independent contractor operating the business pursuant to this Agreement. It is understood and agreed that under no circumstances shall SELLER be  liable for  any act,  omission, contract,  debt, or  any other obligation of, or claim or judgment (collectively "claims" for purposes of this paragraph) against PURCHASER. PURCHASER shall indemnify and hold SELLER harmless against any and all such claims arising directly or indirectly from, as a result of, or in connection with PURCHASER's operation of the Facility or conduct of Licensed Operations, as well as
the  costs,  including  attorneys'  fees,  of  defending  against   them.
Specifically excluded from this paragraph are any claims arising due to SELLER's violation of its duties under this Agreement.

13.02 No failure of SELLER to exercise any power reserved to it by this Agreement, or to insist upon strict compliance by PURCHASER with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of SELLER's right to demand exact compliance with any of the terms herein. Waiver by SELLER of any particular default by PURCHASER shall not affect or impair SELLER's rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbear ance, or omission of SELLER to exercise any power or right arising out of any breach or default by PURCHASER of any of the terms, provisions, or covenants hereof, affect or impair SELLER's right to exercise the same, nor shall such constitute a waiver by SELLER of any right hereunder, or
the ri   ght to declare any  subsequent breach or default  and to terminate
PURCHASER's rights under this  Agreement prior to  the expiration of  its
term.   Subsequent  acceptance  by  SELLER of  any  payments  due  to  it hereunder shall not be deemed to be a waiver by SELLER of any preceding breach by PURCHASER of any terms, covenants or conditions of this Agreement.


13.03 Absent notice to the contrary in writing, any and all notices required to be given hereunder shall be sent by mail, certified or registered, postage prepaid, or by way of courier such as Federal Express or a substantially similar company or via telecopy confirmed by telephone communication, and addressed to either party at their address as first set forth above. Notices of address changes for either SELLER or PURCHASER shall be given in accordance with the notice provisions of this paragraph. All notices hereunder must be written in the English language.

13.04  This Agreement and the documents referred to herein constitute the
entire,  full  and  complete  agreement  between  SELLER  and   PURCHASER
         MID-AMERICA.PASA.4th






concerning the subject matter hereof and supersede all prior agreements, no other representation having induced PURCHASER to execute this Agreement, and no representations, inducements, promises or agreements, oral or otherwise, not embodied herein or attached hereto (unless of subsequent date) were made by either party, and none shall be of any force or effect with reference to this Agreement or otherwise. No amendment, changes or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed in writing.

13.05 Except as expressly provided to the contrary herein, each article, paragraph, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any article, paragraph, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation of a court or agency having valid jurisdiction, such shall not impair the operation or affect such other portions, articles, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible, and the latter will continue to be given full force and effect and bind the parties hereto; and said invalid articles, paragraphs, parts, terms and/or provisions shall be deemed not to be a part of this Agreement. PURCHASER expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which SELLER is a party, or from reducing the scope of any promise or covenant to the minimum extent required to comply with such a court order.

13.06 All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable, and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by PURCHASER shall be deemed jointly and severally undertaken by all the signatories hereto on behalf of PURCHASER.

13.07 Should the parties hereto have any controversy, dispute, or claim arising out of or related to this Agreement which requires either of them to seek judicial resolution, then the parties agree that the proper forum and venue shall be before a three member commercial arbitration tribunal convened in accordance with the rules of the American Arbitration Association in Dallas, Texas.

13.08 This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, United States of America, except to the extent any statute or law pertaining to conflict of laws may result in a choice of forum inconsistent with the immediately preceding paragraph. No right or remedy conferred upon or reserved to SE LLER or PURCHASER by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted; but each shall be cumulative of every other right or remedy. Nothing herein contained shall bar SELLER's right to obtain
         MID-AMERICA.PASA.4th






injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

13.09 The Article headings appearing in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.
13.10 Upon full and complete execution of this Agreement, neither party hereto shall have any right whatsoever to make any press release or other public announcement concerning this Agreement, the transactions herein contemplated, or matters hereto and thereto ancillary, without first obtaining the written approval of the other party.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement effective as of the date first above written.


ATTEST:                       TCBY SYSTEMS, INC.


By:_________________________________________

_____________________________
Title:________________________________________
Assistant Secretary
     (SEAL)

ATTEST:                       MID-AMERICA DAIRYMEN, INC.



By:_________________________________________

_____________________________
Title:_______________________________________
______________________Secretary

     (SEAL)